Exhibit 99.1

Contact:

 Sameer Desai

 Senior Director, Corporate Development &

 Investor Relations

 TTM Technologies, Inc.

 +1 714 327 3050

 sameer.desai@ttmtech.com

FOR IMMEDIATE RELEASE

TTM TECHNOLOGIES, INC. ANNOUNCES NEW BOARD MEMBER

COSTA MESA, CA — October 5, 2016 — TTM Technologies, Inc. (NASDAQ: TTMI (“TTM”)), a major global printed circuit board (PCB) manufacturer, today announced that Julie S. England has been appointed to serve on the Company’s Board of Directors pending approval from the Defense Security Service (“DSS”), pursuant to the Special Security Agreement between TTM and DSS. Once approved by the DSS, Ms. England will serve as a Class II director with a term expiring in 2017. After Ms. England’s appointment, TTM’s Board will consist of 10 directors, seven of whom are independent under NASDAQ rules.

Ms. England retired from Texas Instruments, Inc. (NASDAQ: TXN) after a 30-year career. Prior to her retirement in 2009, she served in various capacities with Texas Instruments Inc., most recently as Vice President and General Manager of the Radio Frequency Identification (RFID) division. She also served as Vice President of a microprocessor division from 1998 to 2004 and as Vice President of Quality for the Semiconductor Group from 1994 to 1998. She is a former director of the Federal Reserve Bank of Dallas, Intelleflex Corp., and Checkpoint Systems, Inc. and currently serves on the board of Smartrac Group, N.V. Ms. England received a Bachelor of Science from Texas Tech University.

“We are pleased that Julie has joined TTM’s Board,” said Robert Klatell, Chairman of the Board of TTM. “Her extensive background in the technology industry, coupled with her corporate governance experience with other publicly traded companies, will bring additional experience and expertise to the Board as we look forward to the future for TTM.”

About TTM

TTM Technologies, Inc. is a major global printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs, backplane assemblies and electro-mechanical solutions. TTM stands for time-to-market, representing how TTM’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttm.com.

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